Exhibit 15(a)

GAGE OPERATING AND OWNERSHIP STRUCTURE



Wolverine Partners Corporation d/b/a Gage Cannabis Co.
Canadian Corporation
100%
Spartan Partners Corporation
US Blocker Michigan Corporation
51.3%
48.7%
Spartan Partners Holdings, LLC
Michigan limited liability company taxed as a partnership
100%
Gage Innovations Corp.
Canadian Corporation
100%
Rivers Innovations, Inc.
Taxed as a C corporation
100%
Rivers Innovations US South LLC
Delaware limited liability company taxed as a partnership
100%
RI SPE 1 LLC
12.5%
MASS2MEDIA, LLC
100%
Spartan Partners Services LLC
Spartan Partners Properties LLC
Spartan Partners Licensing LLC
Mayde US LLC
FN1
FN2
FN3
FN4
AEY HOLDINGS LLC
100%
AEY THRIVE, LLC
THRIVE ENTERPRISES, LLC
AEY CAPITAL, LLC
3 STATE PARK, LLC
100%
PURE RELEAF SP DRIVE, LLC
BUENA VISTA REAL ESTATE, LLC
= Ownership
= Agreements

FN1: Each of AEY Holdings LLC, AEY Thrive, LLC, AEY Capital, LLC, 3 State Park. LLC and Buena Vista Real Estate, LLC have entered into credit and security agreements with Spartan Partners Services LLC. The owners of each of the aforementioned entities have also entered into a Membership Interest Transfer Restriction and Succession Agreement for each entity that contains certain negative covenants prohibiting certain material actions by such owners or the entities.

FN2: Each of AEY Holdings LLC, AEY Thrive, LLC, AEY Capital, LLC, 3 State Park, LLC and Buena Vista Real Estate, LLC have entered into a services agreement, equipment lease agreements and intellectual property license agreements with Spartan Partners Services LLC.

FN3: Each of AEY Holdings LLC, AEY Thrive, LLC, AEY Capital, LLC, 3 State Park. LLC and Buena Vista Real Estate, LLC have enter into lease agreements for the use of facilities owned or leased by Spartan Partners Properties LLC.

FN4: AEY Thrive Enterprises, LLC and Thrive Enterprises LLC have entered into a services agreement.